Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
KCPC HOLDINGS, INC.
KCPC ACQUISITION, INC.
and
CENTRAL PARKING CORPORATION
Dated as of February 20, 2007

ii

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 20, 2007, is by and among KCPC Holdings, Inc., a Delaware corporation (“Parent”), KCPC Acquisition, Inc., a Tennessee corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Central Parking Corporation, a Tennessee corporation (“Company”).
     WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have determined to engage in a business combination transaction on the terms and subject to the conditions stated herein;
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective shareholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein (the “Merger”) whereby the Company would be the surviving entity;
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Parent and certain shareholders of the Company are entering into a Voting Agreement, of even date herewith, in respect of shares of Company Common Stock beneficially owned by such shareholder of the Company (the “Voting Agreement”);
     WHEREAS, the Board of Company has recommended that this Agreement be adopted by the Company’s shareholders;
     WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock, $0.01 par value, of the Company (the “Company Common Stock”), other than the Cancelled Shares and Rollover Shares, if any (each as defined below), will be converted into the right to receive $22.53 per share in cash, upon the terms and subject to the conditions of this Agreement;
     NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:
     “Acquisition Agreement” shall have the meaning set forth in Section 5.11(c).
     “Acquisition Proposal” shall have the meaning set forth in Section 5.11(f).

     “Action” shall mean any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or proceeding to, from, by or before any Governmental Authority.
     “Adverse Recommendation Change” shall have the meaning set forth in Section 5.11(c).
     “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Articles of Merger” shall have the meaning set forth in Section 2.2.
     “Audited Financial Statements” shall have the meaning set forth in Section 3.4(a).
     “Balance Sheet” shall have the meaning set forth in Section 3.4(a).
     “Board of Directors” shall mean, with respect to any Person, the board of directors of such Person.
     “Business Condition” shall mean, with respect to any Person, the condition (business, financial or otherwise), assets (including the value thereof) and results of operations of such Person and its Subsidiaries, taken as a whole.
     “Cancelled Shares” shall have the meaning set forth in Section 2.7(b).
     “Cap” shall have the meaning set forth in Section 5.7(b).
     “Certificate” shall mean, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares, and with respect to Company Options, Deferred Units, or the TIPS, the appropriate corresponding documentation that, immediately prior to the Effective Time, represented such securities.
     “Closing” shall have the meaning set forth in Section 2.3.
     “Closing Date” shall have the meaning set forth in Section 2.3.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Stock Merger Consideration” shall have the meaning set forth in Section 2.7(a).
     “Company” shall have the meaning set forth in the Preamble.

     “Company Common Stock” shall have the meaning set forth in the Recitals.
     “Company Joint Venture” shall mean any entity (including partnerships, limited liability companies and other business associations and joint ventures) that is not a Subsidiary in which the Company or a Subsidiary of the Company, directly or indirectly, owns an equity or ownership interest and (i) does not have voting power under ordinary circumstances to elect a majority of the board of directors, board of managers, executive committee or other person or body performing similar functions but in which the Company or a Subsidiary of the Company has rights with respect to the management of such Person and/or (ii) which operates or is a general partner or managing partner or equivalent of an entity which operates, or receives the financial benefits of operating, one or more parking facilities.
     “Company Losses” shall mean any Losses incurred by the Company or any of its Subsidiaries.
     “Company Options” shall have the meaning set forth in Section 2.8(a).
     “Company Option Plans” shall have the meaning set forth in Section 2.8(a).
     “Company Permits” shall have the meaning set forth in Section 3.7(b).
     “Company Plans” shall have the meaning set forth in Section 3.11(a).
     “Company Preferred Stock” shall mean the shares of preferred stock, $0.01 par value, of the Company.
     “Company Required Governmental Approvals” shall have the meaning set forth in Section 3.1(d).
     “Company Reports” shall have the meaning set forth in Section 3.4(b).
     “Company Shareholder Approval” shall have the meaning set forth in Section 3.1(b).
     “Confidentiality Agreements” shall have the meaning set forth is Section 5.1(b).
     “Contracts” shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, undertaking or arrangement, whether written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
     “Convertible Debentures” shall mean the 5.25% Convertible Subordinated Debentures due 2028 issued by the Company to its wholly-owned subsidiary, Central Parking Finance Trust, in connection with the TIPS.
     “Convertible Securities” shall mean any subscriptions, options, warrants, debt securities or other securities convertible into or exchangeable or exercisable for any shares of Equity Securities.

     “Credit Agreements” shall mean the Credit Facilities and the Indenture.
     “Credit Facilities” shall mean (i) the Company’s Credit Agreement dated February 28, 2003, as amended August 12, 2003, June 4, 2004, January 25, 2005, August 11, 2005 and April 7, 2006, by and among Central Parking Corporation and certain Affiliates, Bank of America, N.A. as Administrative Agent, and the other Lenders that are a party thereto, (ii) the Loan Agreement dated March 15, 2000 by and among Black Angus LLC and Fleet Bank, N.A., with Central Parking Corporation as Guarantor and (iii) the Sterling Overdraft Facility.
     “Debt” means, with respect to any Person, and without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business) or created or arising under any conditional sale or other title retention agreement with respect to property, (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for obligations arising out of Contracts relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person; provided, however, as used in Section 3.4(c)(x) and 3.5 only, that the term “Debt” shall not include obligations under the Leases and Management Agreements.
     “Deferred Units” shall have the meaning set forth in Section 2.8(b).
     “Deferred Units Amendments and Consents” shall have the meaning set forth in Section 2.8(b).
     “DGCL” shall mean the Delaware General Corporation Law.
     “Director Plan” shall have the meaning set forth in Section 2.8(a).
     “Disclosure Schedule” shall have the meaning set forth in Article III.
     “Effective Time” shall have the meaning set forth in Section 2.2.
     “Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, and all other employee benefit plans, including severance, stock purchase, stock option, employment, vacation, change-in-control, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or otherwise), whether formal or informal, or oral or written.
     “Encumbrance” shall mean (i) any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), (ii) any financing lease having substantially the same economic effect as any of the foregoing described in clause (i), and (iii)

with respect to any Owned Real Estate, any (a) lease, license, sublease or sublicense for any real property, any other right, concession or other agreement to use, possess or occupy such Owned Real Estate, and (b) any covenant, condition, restriction, easement, encumbrance, or other similar matter affecting title to such Owned Real Estate.
     “End Date” shall have the meaning set forth in Section 9.1(b).
     “Environmental Laws” shall mean all Laws relating to pollution, protection of human health from Hazardous Materials or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including those relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials, as well as all authorizations, codes, decrees, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
     “Environmental Permits” shall mean any permit, approval, license or other authorization required for the Company to conduct its business under or issued pursuant to any applicable Environmental Law.
     “Equity Securities” shall mean any shares of capital stock of, or other equity interests or voting securities in, the Company or any of its Subsidiaries, as applicable.
     “Equity Sponsors” shall mean, collectively, Kohlberg Investors V, L.P., Lubert-Adler Real Estate Fund V, L.P. and Chrysalis Capital Partners, LP.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “ESPP” shall have the meaning set forth in Section 2.8(d).
     “Exchange Act” shall have the meaning set forth in Section 3.4(b).
     “Financial Statements” shall have the meaning set forth in Section 3.4(a).
     “Financing” shall have the meaning set forth in Section 4.3(a).
     “Financing Letters” shall have the meaning set forth in Section 4.3(a).
     “Foreign Plans” shall have the meaning set forth in Section 3.11(d).

     “GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied with past practice.
     “Governmental Authority” shall have the meaning set forth in Section 3.1(d).
     “Governmental Order” shall have the meaning set forth in Section 3.6.
     “Guarantees” shall have the meaning set forth in Section 4.4.
     “Hazardous Materials” shall mean any pollutant, petroleum or petroleum products, contaminant or toxic or hazardous material including (i) toxic mold, radioactive materials, asbestos that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of poly-chlorinated biphenyls, and radon gas at levels exceeding the EPA guidance level of four (4) picocuries per liter, and (ii) any chemicals, materials or substances defined as “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any applicable Environmental Law.
     “Highly Compensated Employee” shall have the meaning set forth in Section 5.4(b)(viii).
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indenture” shall mean the Indenture dated March 18, 1998 between the Company and Chase Bank of Texas, N.A. as Trustee related to the Convertible Debentures.
     “Insurance Policies” shall have the meaning set forth in Section 3.17(a).
     “Intellectual Property” shall refer to all rights, title and interests, wherever in the world located, in and to trademarks, service marks, trade dress and other indicia of source of origin, non-patented formulae, copyrights, patents, inventions, know-how, manufacturing procedures, processes, trade secrets, proprietary information, software, registered and unregistered design rights, any and all registrations, applications, licenses, all works, discoveries, innovations, know-how, information, and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, trade secret law or otherwise, and contractual obligations relating to any of the foregoing and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto, in each case, that are used in the business of the Company and its Subsidiaries. For the avoidance of doubt Intellectual Property includes all material rights to characters and material proprietary designs granted to the Company or its Subsidiaries.
     “Interim Financial Statements” shall have the meaning set forth in Section 3.4(a).
     “IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

     “Key Personnel Plan” shall have the meaning set forth in Section 2.8(a).
     “Knowledge of the Company” shall have the meaning set forth in Section 10.11.
     “Knowledge of the Parent” shall have the meaning set forth in Section 10.11.
     “Law” shall mean any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, or any Governmental Order or any similar provision having the force or effect of law.
     “Lease” shall have the meaning set forth in Section 3.9(a).
     “Leased Real Property” shall have the meaning set forth in Section 3.9(a).
     “Letter of Transmittal” shall have the meaning set forth in Section 2.9(b).
     “Liabilities” shall have the meaning set forth in Section 3.5.
     “Long-Term Incentive Plan” shall have the meaning set forth in Section 2.8(a).
     “Losses” shall mean all damages, losses, fines, costs and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any Actions or threatened Actions).
     “Management Agreement” shall have the meaning set forth in Section 3.9(a).
     “Managed Real Property” shall have the meaning set forth in Section 3.9(a).
     “Material Adverse Effect” shall mean any event, effect, circumstance or change, as applicable, that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the Business Condition of the Company and its Subsidiaries taken as a whole (that is not cured prior to Closing), or on the ability of the Company to consummate on a timely basis the transactions contemplated by this Agreement, other than any event, effect, circumstance or change arising or resulting from or relating to (w) the economy, the financial or securities markets in general or the industries in which the Company and/or its Subsidiaries operate, (x) any acts of terrorism, military actions or war, (y) rules or restrictions imposed by any governmental or quasi-governmental agency or similar authority that affect the Company’s business or industry or (z) the announcement or pendency of this Agreement or the transactions contemplated hereby; provided that any event, effect, circumstance or change in the foregoing clauses (w) shall not constitute or give rise to a Material Adverse Effect only if and to the extent that such event, effect or change does not disproportionately affect the Company and its Subsidiaries, taken as a whole, or the industry in which they operate, as compared to other Persons or industries, as applicable, impacted thereby.
     “Material Contracts” shall have the meaning set forth in Section 3.8.
     “Material Leases” shall have the meaning set forth in Section 3.9(a).

     “Material Management Agreements” shall have the meaning set forth in Section 3.8.
     “Merger” shall have the meaning set forth in the Recitals.
     “Merger Sub” shall have the meaning set forth in the Preamble.
     “Merger Sub Common Stock” shall have the meaning set forth in Section 2.7(c).
     “New Financing Commitments” shall have the meaning set forth in Section 4.3(c).
     “Notice of Superior Proposal” shall have the meaning set forth in Section 5.11(c).
     “Obligations” shall mean the obligations described in the Credit Facilities.
     “Option Amendments and Consents” shall have the meaning set forth in Section 2.8(a).
     “Owned Real Estate” shall have the meaning set forth in Section 3.20.
     “Parent” shall have the meaning set forth in the Preamble.
     “Parent Disclosure Schedule” shall have the meaning set forth in Article IV.
     “Parent Required Governmental Approvals” shall have the meaning set forth in Section 4.1(d).
     “Paying Agent” shall have the meaning set forth in Section 2.9(a).
     “Permitted Encumbrance” shall mean any (i) Encumbrances disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet; (ii) liens incurred and pledges and deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits under applicable Law; (iii) zoning (and related variances or legally nonconforming uses), entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Estate or Leased Real Property; (iv) covenants, conditions, restrictions, easements, encumbrances, encroachments, and other similar matters affecting title to but not adversely affecting current occupancy or use of the Owned Real Estate or Leased Real Property in any material respect or that either (x) are of record as of the date hereof as identified in title commitments or title policies (pro forma or final), or (y) would have been disclosed on an ALTA/ACSM survey of the Owned Real Estate or Leased Real Property as of the date hereof; (v) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business consistent with past practice which liens would not be material to the Company and its Subsidiaries taken as a whole; (vi) liens imposed by Law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business which liens would not be material to the Company and its Subsidiaries taken as a whole; (vii) statutory liens securing the payment of Taxes, either (A) not delinquent or (B) being contested in good faith by appropriate legal or administrative proceedings, which are reflected in the Financial Statements (to the extent required) and for which appropriate reserves have been established in accordance with GAAP; (viii) any Encumbrances arising under the Credit Agreements that will be discharged upon payment in full pursuant to the payoff letters contemplated in Section 7.6 of the Disclosure Schedule; and (ix) leases, licenses, subleases, sublicenses or other agreements to use, possess or occupy any Leased Real Estate or Owned Real Estate that are (A) identified in the Disclosure Statement or in agreements made available to Parent by the Company, or (B) incurred in the ordinary course of business consistent with past practice.
     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.
     “Plans” shall have the meaning set forth in Section 3.11(a).
     “Proxy Statement” shall have the meaning set forth in Section 5.8.
     “Qualified Plans” shall have the meaning set forth in Section 3.11(a).
     “Required Consents” shall mean the third party consents set forth in Section 7.5.
     “Restricted Stock” shall have the meaning set forth in Section 2.8(c).
     “Rollover Shares” shall mean each Equity Security or Convertible Security owned by an employee of the Company contributed by such employee to the Parent immediately prior to the Effective Time in exchange for equity securities or convertible securities of Parent pursuant to an agreement between such employee and the Parent to be entered into between the date hereof and the Closing Date.
     “Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.4(d).
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Special Meeting” shall have the meaning set forth in Section 5.8.
     “Sterling Overdraft Facility” shall mean the Sterling Overdraft Facility and other Ancillary Facilities dated October 30, 2002 by and between Central Parking System of the UK Limited and Barclay Bank PLC.
     “Subsidiary” or “Subsidiaries” shall mean any corporation, partnership, joint venture or other legal entity of which the Company or such other Person, as the case may be with respect to when such term is used (either alone or through or together with any other Subsidiary thereof), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to elect a majority of the board of directors or other governing body or other Persons performing similar functions of such corporation or other legal entity.

     “Superior Proposal” shall have the meaning set forth in Section 5.11(g).
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     “Tax Return” shall have the meaning set forth in Section 3.10(f)
     “Taxes” shall have the meaning set forth in Section 3.10(e)
     “Taxing Authority” shall mean any Governmental Authority or quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tennessee Secretary” shall have the meaning set forth in Section 2.2.
     “TBCA” shall mean the Tennessee Business Corporation Act.
     “TIPS” shall mean the 5.25% convertible Trust Issued Preferred Securities issued by Central Parking Finance Trust, a statutory business trust and wholly owned subsidiary of the Company, the proceeds from the issuance of which were invested in the Convertible Debentures of the Company.
     “Trust Agreement” shall mean the Amended and Restated Declaration of Trust of Central Parking Finance Trust, dated as of March 18, 1998.
     “Voting Agreement” shall have the meaning set forth in the Recitals.
     “WARN Act” shall have the meaning set forth in Section 5.4(b)(xx).
ARTICLE II
THE MERGER
     Section 2.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with the TBCA, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (sometimes referred to as the “Surviving Corporation”) under the laws of the State of Tennessee in the Merger, and as of the Effective Time shall be a wholly-owned Subsidiary of Parent.
     Section 2.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII, but on or prior to the Closing Date, the Company, Parent and Merger Sub will cause the articles of merger with respect to the Merger meeting the applicable requirements of the TBCA (“Articles of Merger”) to be executed and filed with the Secretary of State of the State of Tennessee in accordance with the provisions of the TBCA. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”), or at such later time as is agreed between the parties and specified in the Articles of Merger (“Effective Time”). If the Tennessee Secretary requires any changes in the Articles of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Parent and/or the Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.
     Section 2.3 Closing of the Merger. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of each of the conditions contained in Articles VI, VII and VIII, the closing of the Merger (“Closing”) shall take place at 10:00 a.m., local time, on the second business day after satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII (the “Closing Date”), at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY, unless another time, date or place is agreed to in writing by the parties hereto; provided, that the Closing shall not occur prior to ninety (90) days from the date of this Agreement unless agreed to by the Parent and Merger Sub in their sole discretion.
     Section 2.4 Effects of the Merger; Further Actions.
          (a) From and after the Effective Time, the Merger shall have the effects set forth in the Articles of Merger and in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation following the Merger, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation following the Merger.
          (b) If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.
          (c) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holders thereof, all shares of Company Common Stock (other than Rollover Shares or Cancelled Shares, if any) shall no longer be outstanding and shall automatically cease to exist and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive for each share of Company Common Stock, the Common Stock Merger Consideration in accordance with Section 2.7(a). In addition to the foregoing, at the Effective Time by virtue of the Merger and the terms of the Trust Agreement and the Indenture, and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, the TIPS shall no longer be convertible into Company Common Stock. Notwithstanding anything to the contrary herein, upon surrender of any Certificate representing fractional shares of Company Common Stock, the holder thereof shall be paid the cash value of such fraction, which shall be equal to such fraction multiplied by the Common Stock Merger Consideration.

     Section 2.5 Certificate of Incorporation and Bylaws. At the Effective Time:
          (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
     Section 2.6 Board and Officers of the Surviving Corporation. At the Effective Time:
          (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.
          (b) The officers of the Surviving Corporation following the Merger shall be the persons set forth on Exhibit A attached hereto, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.
     Section 2.7 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:
          (a) Conversion of Company Common Stock. Subject to the terms and upon the conditions herein (including Schedule 5.2 of the Disclosure Schedule), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Rollover Shares, if any) shall be converted into the right to receive an amount equal to $22.53 in cash without interest (“Common Stock Merger Consideration”).
          (b) Cancellation of Company-Owned Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub and the Company issued and outstanding immediately prior to the Effective Time (including Rollover Shares, if any) (the “Cancelled Shares”) (i) shall be automatically be cancelled and retired and (ii) shall cease to exist, and no Common Stock Merger Consideration shall be delivered with respect thereto.
          (c) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
          (d) TIPS. The TIPS issued and outstanding immediately prior to the Effective Time will not be convertible at or after the Effective Time into shares of Company Common Stock. Such conversion feature thereafter will permit the conversion of TIPS into an amount equal to the product of (i) the Common Stock Merger Consideration times (ii) the number of shares of Company Common Stock into which the TIPS could have been converted as of the Effective Time.

          (e) Adjustment of Common Stock Merger Consideration. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Common Stock Merger Consideration as provided in Section 2.7(a) shall be equitably adjusted to reflect such change (including, without limitation, to provide holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such transaction).
     Section 2.8 Company Options; Deferred Units.
          (a) Except as separately agreed to by Parent and any Person holding Company Options (as defined below), subject to and upon the terms and conditions herein, all stock options (the “Company Options”) granted under the Company’s 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel (the “Key Personnel Plan”), as amended, the Company’s 1996 Nonqualified Stock Option Plan for Directors, as amended (the “Director Plan”), or the Company’s 2006 Long-Term Incentive Plan (the “Long-Term Incentive Plan” and, together with the Key Personnel Plan and the Director Plan, the “Company Option Plans”), or otherwise, which remain unvested immediately prior to the Effective Time shall immediately vest and become exercisable pursuant to the provisions of the Company Option Plans at the Effective Time. Except as separately agreed to by Parent and any Person holding Company Options, all Company Options shall be immediately cancelled concurrently with the Effective Time and each holder of a Company Option that is outstanding immediately prior to the Effective Time shall be entitled to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company Common Stock subject to such Company Option at the time of such cancellation, multiplied by (ii) the positive difference between (A) the Common Stock Merger Consideration, and (B) the per share exercise price of such Company Option. In the event that the strike price of a Company Option exceeds the Common Stock Merger Consideration, such Company Option shall be cancelled concurrent with the Effective Time without payment therefor. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.8(a) including, without limitation, adopting any plan amendments and obtaining any required consents (the “Option Amendments and Consents”).
          (b) Except as separately agreed to by Parent and any Person holding Deferred Units (as defined below), subject to and upon the terms and conditions herein, all deferred units granted under the Company’s 1996 Deferred Stock Unit Plan (the “Deferred Units”) that remain unvested immediately prior to the Effective Time shall immediately vest. Except as separately agreed to by Parent and any Person holding Deferred Units, all Deferred Units shall be immediately cancelled concurrently with the Effective Time and each holder of a Deferred Unit that is outstanding immediately prior to the Effective Time shall be entitled to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company Common Stock issuable with respect to such Deferred Unit at the time of such cancellation, multiplied by (ii) the Common Stock Merger Consideration. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.8(b) including, without limitation, adopting any plan amendments and obtaining any required consents (the “Deferred Units Amendments and Consents”).
          (c) Except as separately agreed to by Parent and any Person holding Restricted Stock (as defined below), subject to and upon the terms and conditions herein, all restricted shares of Company Common Stock (the “Restricted Stock”) that remain restricted immediately prior to the Effective Time shall immediately become unrestricted and will be treated for all purposes in accordance with Section 2.7(a) hereof.
          (d) The Board of Directors of the Company will take all actions necessary to continue the suspension of the 1996 Employee Stock Purchase Plan (“ESPP”) from the date hereof through the Effective Time. The Board of Directors of the Company shall, prior to the Effective Time, take all actions necessary to terminate the ESPP coincident with the Effective Time.
     Section 2.9 Exchange Procedures.
          (a) Paying Agent. Prior to the Effective Time, for the benefit of holders of Company Common Stock and Company Options, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company), a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the cash amounts contemplated pursuant to Section 2.7(a) and Section 2.8 upon surrender of Certificates in accordance with this Article II (“Paying Agent”), from time to time at or after the Effective Time. Prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the aggregate amounts payable pursuant to Section 2.7(a) and Section 2.8.
          (b) Exchange Procedure. As soon as reasonably practicable after the date hereof but in no event later than the tenth business day prior to the anticipated Closing Date (as mutually and reasonably determined by Parent and the Company), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (the “Letter of Transmittal”) in customary form (with no representations or warranties other than with respect to ownership) that specifies that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates in exchange for the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(a) and Section 2.8. Following the Closing, upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent consistent with this Section 2.9, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares, options, or units formerly represented by such Certificate shall have been converted pursuant to Section 2.7(a) and Section 2.8, and the Certificate so surrendered shall forthwith be cancelled. Parent’s agreement with the Paying Agent shall provide that, upon surrender of a Certificate for cancellation to the Paying Agent, any holder of shares of Company Common Stock (including shares issuable upon the exercise of Company Options or pursuant to

Deferred Units) shall be entitled to receive payment of (1) the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(a) in respect of the shares of Company Common Stock, and (2) the amount of cash such holder shall be entitled to receive pursuant to Section 2.8 in respect of any Company Options or Deferred Units held by such holder on the Closing Date.
          (c) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or for any other reason, they shall be cancelled and exchanged as provided in this Article II.
          (d) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Surviving Corporation for payment of such funds to which such holder may be due, subject to applicable Law.
          (e) Lost Documents. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the amount of cash contemplated pursuant to Section 2.7(a) or Section 2.8, as the case may be.
          (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options, Restricted Stock and Deferred Units such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options, Restricted Stock and Deferred Units in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent that, except as set forth explicitly in the Company Reports filed prior to the date of this Agreement or the corresponding section of the disclosure schedule dated as of the date of this Agreement delivered by the Company to Parent (the “Disclosure Schedule”):
     Section 3.1 Incorporation; Authorization.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Section 3.1 of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries and the Company Joint Ventures its name and jurisdiction of organization. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business has not had or would not have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws, or other organizational documents (in each case, together with all amendments thereto) of the Company and each of its Subsidiaries have been delivered or made available to Parent. The Company and its Subsidiaries are not in material default or in violation of any provisions of their respective organizational documents.
          (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the shareholders of the Company as required by the TBCA (“Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings or actions on the part of the Company, the Board of Directors of the Company or the shareholders of the Company are necessary to authorize the execution and delivery of this Agreement, to perform the Company’s obligations hereunder and, except for the Company Shareholder Approval, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.
          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws, or similar organizational documents, of the Company or any of its Subsidiaries, (ii) except as disclosed in Section 3.1(c) of the Disclosure Schedule, violate or conflict with any provision of, or result in the termination or acceleration of or entitle any party to terminate, accelerate, modify or cancel any obligation under, or constitute a default (with notice or lapse of time or both) or result in the imposition of any lien upon or the creation of a security interest in any of the Company’s or any of its Subsidiaries’ assets or properties, or the loss of a benefit under, or require notice to any Person, pursuant to any Contract or Company Permit, or (iii) except as described in Section 3.1(c) of the Disclosure Schedule, violate or conflict with any Law or Governmental Order to which the Company or any of its Subsidiaries is subject, except for those that, in the case of clauses (ii) and (iii) above, would not have a Material Adverse Effect.
          (d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company or any of its Subsidiaries with, to or from any foreign, federal, state, local or other governmental or administrative authority or regulatory agency, commission, department or other governmental or administrative subdivision, court, tribunal or body or arbitrator or arbitral body (each, a “Governmental Authority”) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) those set forth in Section 3.1(d) of the Disclosure Schedule, (ii) those arising from the Exchange Act, (iii) filings under the HSR Act, (iv) the filing and recordation of appropriate merger documents as required by the TBCA and other appropriate documents with the relevant Governmental Authorities of other states in which the Company is authorized to do business, (v) applicable requirements of the New York Stock Exchange, or (vi) those that the failure to make, file, give or obtain would not have a Material Adverse Effect (clauses (i) through (v) collectively, the “Company Required Governmental Approvals”).
          (e) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions that are in full force and effect as of the date of this Agreement, (i) approving and declaring advisable the Merger and this Agreement, (ii) declaring that the Merger and this Agreement are in the best interests of the Company’s shareholders, (iii) recommending that the Company’s shareholders approve and adopt this Agreement, and (iv) exempting, to the extent necessary, this Agreement, the Voting Agreement and the transactions contemplated hereby from the restrictions of the Tennessee Business Combination Act.
          (f) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.
          (g) Dissenters’ rights under Chapter 23 of the TBCA are not available to the Company’s shareholders for the transactions contemplated by this Agreement.
          (h) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, are material to the Company and its Subsidiaries (excluding cash and cash equivalents).
          (i) The Board of Directors of the Company has received the opinion of its financial advisor, The Blackstone Group, to the effect that the Common Stock Merger Consideration is fair from a financial point of view to such holders of Company Common Stock, a copy of which opinion has been delivered to Parent.

     Section 3.2 Capitalization; Structure.
          (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 32,259,834 shares of Company Common Stock are issued and outstanding (including 267,750 shares of restricted Company Common Stock described in (viii) below); (ii) no shares of Company Preferred Stock are issued and outstanding; (iii) 7,317,500 shares of Company Common Stock have been reserved for issuance under the Company’s Key Personnel Plan and the Company’s 1995 Restricted Stock Plan, of which Company Options to purchase 2,917,442 shares of Company Common Stock are currently outstanding and 4,662 shares of restricted Company Common Stock are currently outstanding under the 1995 Restricted Stock Plan; (iv) 475,000 shares of Company Common Stock have been reserved for issuance pursuant to the Directors Plan of which Company Options to purchase 48,250 shares of Company Common Stock are currently outstanding; (v) 850,000 shares of Company Common Stock have been reserved for issuance pursuant to the 1996 Employee Stock Purchase Plan, which Employee Stock Purchase Plan was suspended for the April 1, 2005 to March 31, 2006 plan year and has been suspended for the April 1, 2006 to March 31, 2007 plan year; (vi) 1,500,000 shares of Company Common Stock have been reserved for issuance pursuant to the 2006 Long-Term Incentive Plan, of which Company Options to purchase 300,000 shares of Company Common Stock are currently outstanding and 28,000 shares of restricted Company Common Stock are currently outstanding; (vii) 375,000 shares of Company Common Stock have been reserved for issuance under the 1996 Deferred Stock Unit Plan of which vested units representing 150,396.03 shares and unvested units representing 12,079.55 shares of Company Common Stock have been deferred; and (viii) 267,750 shares of Company Common Stock are restricted pursuant to Mr. James Bond’s Performance Unit Agreement, as amended. As of the date of this Agreement, there are 3,123,405 shares of TIPS outstanding (excluding those shares of TIPS that are held by the Company) that are convertible into 1,419,583 shares of Company Common Stock. From and after the Effective Time, the TIPS will convert, pursuant to the terms of the Trust Agreement, only into cash at a rate of $19.18 per $25.00 face amount per each outstanding share of TIPS. Section 3.2 of the Disclosure Schedule has a complete and accurate list of all outstanding Company Options, Deferred Units and Restricted Stock, including grant date, exercise price, vesting date, holder name and address. Each Company Option, Deferred Unit or Restricted Stock (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) in the case of Company Options, has an exercise price per share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in the Company’s tax returns and the Company’s financial statements, respectively. All of the outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, redemption rights, repurchase rights or other similar rights. The Company holds no shares of its capital stock in its treasury. The Disclosure Schedule contains a true and complete list of all Subsidiaries. Except as otherwise set forth in the Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized, have been validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive rights, redemption rights or repurchase rights and, at Closing, will be owned by the

Company directly or indirectly, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances imposed by applicable securities Laws. Except as set forth in this Section 3.2 or as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued, granted or entered into any options, warrants, calls, commitments, securities, Contracts or other rights of any kind to acquire, or any securities that, upon conversion, exchange or exercise would require or give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, shares of capital stock of any class of, or other debt obligations of or equity interests in, the Company or of any of its Subsidiaries.
          (b) Section 3.2 of the Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other person other than securities constituting less than 1% of the outstanding capital stock of a publicly traded company.
     Section 3.3 Sufficiency of Assets. The assets, property, rights, agreements and interests of the Company and its Subsidiaries constitute all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or held for use, and sufficient in all material respects, to conduct the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.
     Section 3.4 Financial Statements; Company Reports; Absence of Changes.
          (a) Prior to the date hereof, the Company made available (i) the Company’s Form 10-K for 2006 including the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 (“Balance Sheet”), and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the year ended September 30, 2006 (including the notes thereto) (the “Audited Financial Statements”) and (ii) the Company’s Form 10-Q for the quarter ended December 31, 2006 including the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the quarter ended December 31, 2006 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements and each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (as defined below) (including the related notes and schedules) have been prepared, or in the case of Company Reports (as defined below) filed after the date of this Agreement will be prepared, in all material respects, in conformity with the practices consistently applied by the Company and its Subsidiaries in the immediately preceding fiscal periods (except as may be indicated in the notes thereto to the contrary) and present fairly, or in the case of Company Reports (as defined below) filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries, for the periods and as of the dates set forth therein, in each case in conformity with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements).
          (b) The Company and its Subsidiaries have filed or furnished, as applicable, all required reports, schedules, forms, certifications and other documents required to be filed by them with the SEC under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, since September 30, 2004 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, together with all exhibits and schedules thereto and documents incorporated therein by reference, collectively the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (or, if amended prior to the date of this Agreement, as of the date of such amendment) complied or, if not yet filed, will comply with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and in each case the published rules and regulations of the SEC thereunder, each as applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form or report with the SEC.
          (c) Since September 30, 2006, (x) the Company and its Subsidiaries have conducted the businesses of the Company and its Subsidiaries, taken as a whole, only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and (y) there has not been:
     (i) any material loss, damage or destruction to, or any material interruption in the use of, the assets of the Company or any of its Subsidiaries (whether or not covered by insurance);
     (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Common Stock or any shares of capital stock of any non-wholly-owned Subsidiary or any repurchase, redemption or other acquisition by the Company of any outstanding shares of Company Common Stock or any shares of capital stock of any Subsidiary or other securities of the Company or any of its Subsidiaries, except for regular quarterly cash dividends on its Common Stock publicly announced prior to the date hereof and regular quarterly cash dividends on the TIPS paid in accordance with the Trust Agreement prior to the date hereof;
     (iii) purchases, redemption or acquisition of any shares of the Company’s capital stock, except upon the exercise of the Company Options;

     (iv) any amendment to the charter or bylaws of the Company, or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
     (v) any changes of its methods of accounting or accounting practices in any respect other than those required by GAAP;
     (vi) any “off balance sheet” transaction;
     (vii) other than as set forth in Section 3.4(c)(vii) of the Disclosure Schedules, capital expenditures by the Company and its Subsidiaries in excess of $750,000 in the aggregate;
     (viii) other than as set forth in Section 3.4(c)(viii) of the Disclosure Schedules, any assets of the Company or its Subsidiaries becoming subject to an Encumbrance other than a Permitted Encumbrance;
     (ix) any making, changing or revocation of any material Tax election, any election or changing of any method of accounting for Tax purposes, any settlement of any Action in respect of Taxes or entry into any Contracts in respect of Taxes with any Governmental Authority;
     (x) other than as set forth in Section 3.4(c)(x) of the Disclosure Schedules, entry into any Contracts resulting in Debt (other than under the Credit Facilities) of the Company and its Subsidiaries, taken as a whole, in excess of $1,000,000;
     (xi) any increase in the compensation payable or to become payable to its officers or employees (except for increase in the ordinary course of business and consistent with past practice); and
     (xii) any Contract to take any of the actions referred to in clauses (i) through (xi) above.
          (d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2006, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting other than as described in the Company Reports. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
     Section 3.5 Undisclosed Liabilities; Material Adverse Effect. Except as set forth in Section 3.5 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, including any Debt or guarantee thereof (whether accrued, absolute, contingent or otherwise, and whether due or to become due) (“Liabilities”), except Liabilities (i) reflected or reserved against in the Financial Statements; (ii) incurred after the date of the Audited Financial Statements in the ordinary course of business consistent with past practice or in connection with this Agreement or the Merger or the other transactions contemplated hereby; (iii) that have been discharged or paid in full prior to the date hereof; (iv) that are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied; or (v) that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as whole. Since the date of the Audited Financial Statements, there has not occurred any circumstance or event that would have a Material Adverse Effect.
     Section 3.6 Litigation; Orders. Except as set forth in Section 3.6 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (a) would have a Material Adverse Effect, or (b) as of the date of this Agreement, seek to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby. Except as set forth in Section 3.6 of the Disclosure Schedule there are no writs, judgments or outstanding orders, injunctions, decrees, stipulations, determinations or awards, whether rendered by a Governmental Authority, or by an arbitrator (each a “Governmental Order”), against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses that would have a Material Adverse Effect.
     Section 3.7 Compliance with Laws; Permits.
          (a) Except for (i) matters that are described in clauses (iii) or (iv) of the definition of “Permitted Encumbrances” or (ii) as set forth in Section 3.7 of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with, and is not in default under or in violation of, or has been given written notice of any violation of, any Law, except where the failure to be in compliance, or being in default or violation, would not have a Material Adverse Effect. Without limiting the foregoing, in the conduct of the business, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar illegal benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.
          (b) Except for (i) matters that are described in clauses (iii) or (iv) of the definition of “Permitted Encumbrances” or (ii) as set forth in Section 3.7 of the Disclosure Schedule, the Company and its Subsidiaries have, and are in compliance with, in all material respects, all permits, licenses, certificates of authority, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals that are necessary for or material to the Company and its Subsidiaries taken as a whole to conduct their businesses substantially as presently conducted (collectively, “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect.
     Section 3.8 Contracts. Section 3.8 of the Disclosure Schedule contains a list of all Contracts to which the Company or any Subsidiary is a party and which fall within any of the following categories (other than the Leases and the Management Agreements not described in clause (xiii) below, which shall be deemed not to be Material Contracts): (i) “material contracts” within the meaning of Item 601(b)(10) of Regulation S-K; (ii) Contracts material to the Company and its Subsidiaries, taken as a whole, not entered into in the ordinary course of business; (iii) pending Contracts for the disposition of any assets or line of business of the Surviving Corporation or its Subsidiaries having a fair market value in excess of $1,000,000 in the aggregate;(iv) Contracts that are reasonably likely to result in payments to or from the Surviving Corporation or its Subsidiaries in excess of $1,000,000 that grant “most favored nation” status that, following the Merger, would apply to the Surviving Corporation and its Subsidiaries;(v) joint venture, partnership and similar agreements; (vi) Contracts containing covenants purporting to limit the freedom of the Company or any of its Affiliates to compete in any line of business in any geographic area or to hire or solicit any individual or group of individuals; (vii) Contracts that after the Effective Time would have the effect of limiting the freedom of the Surviving Corporation or any of its Affiliates to compete in any line of business in any geographic area or to hire any individual or group of individuals; (viii) Contracts that contain minimum purchase conditions or requirements in excess of $1,000,000 or other terms that materially restrict or limit the purchasing relationships of the Company or any Subsidiary; (ix) Contracts relating to any outstanding commitment for capital expenditures in excess of $1,000,000; (x) indentures, mortgages, notes, bonds, debentures, instruments, credit agreements and loan agreements and all other documents and contracts (including guarantees) in respect of or evidencing Debt in excess of $1,000,000, letters of credit or other Contracts or instruments of the Company or any Subsidiary or commitments for the borrowing or the lending of amounts or availability of other Debt in excess of $1,000,000 by the Company or any Subsidiary or providing for the creation of any Encumbrance upon any of the assets of the Company or any Subsidiary; (xi) collective bargaining agreements; (xii) Contracts with or for the benefit of any Affiliate of the Company (other than Subsidiaries or contracts relating to employee benefits in connection with employment by the Company) and (xiii) the Material Leases and Management

Agreements. The contracts and other commitments described in this Section 3.8 are collectively referred to as “Material Contracts,” whether or not listed in Section 3.8 of the Disclosure Schedule (other than the Leases and the Management Agreements not described in clause (xiii) above, which shall be deemed not to be Material Contracts). True and correct copies of each Material Contract have been made available to Parent. All of the Material Contracts are in full force and effect and are valid and binding obligations of the Company or a Subsidiary and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto, except as would not have a Material Adverse Effect. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in violation of or in default in respect of, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) could constitute a default under, any Material Contract which, in any such case, would reasonably likely to result in Company Losses in excess of $5,000,000.
     Section 3.9 Leases and Management Contracts.
          (a) Section 3.9(a)(i) of the Disclosure Schedule sets forth a list of the locations for the real properties leased, licensed or subleased by the Company and its Subsidiaries as of February 16, 2007 for use as a parking facility (each, a “Lease” and collectively, the “Leases”; the property covered by Leases is referred to herein as the “Leased Real Property”). Section 3.9(a)(ii) of the Disclosure Schedule also sets forth a list of the locations of the real properties managed as of February 16, 2007 by the Company or any of its Subsidiaries pursuant to a management agreement (each, a “Management Agreement” and collectively the “Management Agreements”; the property covered by the Management Agreements is referred to herein as the “Managed Real Property”). Section 3.9(a)(iii)of the Disclosure Schedule sets forth a list of (x) 200 of the Leases that based on a good faith inspection of the Company’s records are responsible for the highest amount of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to the Company and its Subsidiaries, taken as a whole, amongst all of the Leases for the one-year period ended September 30, 2006 that were in effect as of February 16, 2007; (y) 100 of the Management Agreements that based on a good faith inspection of the Company’s records have the highest amount of annual fees paid to the Company and its Subsidiaries, taken as a whole, amongst all of the Management Agreements for the one year period ended September 30, 2006; and (z) 50 of the Leases that are responsible for the lowest amount of revenues to the Company and its Subsidiaries, taken as a whole, amongst all of the Leases for the one-year period ended September 30, 2006 that were in effect as of February 16, 2007 (each Lease referenced in clauses (x) and (z) and each Lease listed in Section 5.4(b)(xv) of the Disclosure Schedule, a “Material Lease” and each Management Agreement referenced in clause (y), a “Material Management Agreement” and collectively, the “Material Leases and Management Agreements”). Each of the Leases and Management Agreements constitutes the valid and legally binding obligation of the Company or its Subsidiaries and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, or except as would not have a Material Adverse Effect. Each Lease and Management Agreement is in full force and effect, and the Company or a Subsidiary holds a valid leasehold interest in the Leased Real Property. Except as described in Section 3.9(a)(iv) of the Disclosure Schedule or constituting a Permitted Encumbrance, there are no written or oral subleases, licenses, concessions, occupancy or other agreements granting to any other Person the right of use or occupancy of the Leased Real Property and there is no Person (other than the Company or its Subsidiaries) in possession of the Leased Real Property.
          (b) There is no violation or default (nor does there exist any condition, which with the passage of time or the giving of notice or both, would cause such a violation or default) by the Company or its Subsidiaries under any Lease or Management Agreement, except for such violations or defaults that would not, individually or in the aggregate, be reasonably likely to result in Company Losses in excess of $5,000,000.
          (c) The Leased Real Property and Managed Real Property are adequate to permit the use thereof in the manner they are currently utilized by the Company and its Subsidiaries, except as would not have a Material Adverse Effect.
          (d) The Company has made available to Parent true, correct and complete copies of the Material Leases and Management Agreements, including all amendments, modifications, notices or memoranda of lease thereto.
          (e) Except as set forth in Section 3.9 of the Disclosure Schedules, none of the Leases contains any unsatisfied capital expenditure requirement or remodeling obligation on the part of the Company or any of its Subsidiaries other than ordinary maintenance and repair obligations, except as would not have a Material Adverse Effect.
          (f) To the Knowledge of the Company, there is no condemnation, expiration or other proceeding in eminent domain pending, affecting the ground leases identified in Section 3.9 of the Disclosure Schedule.
          (g) Neither the Company nor any Subsidiary has assigned, sublet or otherwise transferred, in whole or in part, its leasehold interest in any Material Lease or the applicable Leased Real Property leased, licensed or subleased thereunder. Other than matters identified in clause (iv) of the definition of “Permitted Encumbrances,” there are no options, rights of first refusal, rights of first offer or other similar rights outstanding or that may become exercisable against the Company or any Subsidiary in the future with respect to all or any portion of any Material Lease or all or any portion of the Leased Real Property leased, licensed or subleased thereunder.
     Section 3.10 Taxes.
          (a) Except as set forth in Section 3.10 of the Disclosure Schedule, (i) the Company and its Subsidiaries have duly filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by the Company and its Subsidiaries; (ii) such Tax Returns were correct and complete in all material respects; and (iii) the Company and its Subsidiaries (X) have paid in full or have accrued on the Company’s Balance Sheet all material Taxes required to be paid by the Company and its Subsidiaries whether or not shown on such Tax Returns, and (Y) have not given or requested with respect to the Company and its Subsidiaries any waivers of statutes of limitations or extensions of time with respect to an assessment of deficiency in connection with any Taxes or Tax Returns. There are no material Encumbrances for Taxes upon the assets of the Company or of its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material unpaid deficiency or assessment from any Taxing Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries. Except as set forth in Section 3.10 of the Disclosure Schedule, no dispute, claim, adverse adjustment or deficiency for any Taxes has been proposed, asserted or assessed (in each case, in writing) against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. The unpaid Taxes of the Company and its Subsidiaries (i) did not as of September 30, 2006 exceed by more than a material amount the liabilities for Taxes (other than deferred Taxes established to reflect book-tax timing differences) set forth on the face of the Financial Statements (rather than any notes thereto) and (ii) will not exceed by more than a material amount such stated liabilities for Taxes as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
          (b) The Company and each of its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each Subsidiary have complied in all material respects with all reporting and recordkeeping requirements.
          (c) Except as set forth on Section 3.10 of the Disclosure Schedule. neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any Tax accounting method change, (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date. Section 3.10 of the Disclosure Schedule lists all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes that have been entered into or issued by any Governmental Authority with or in respect of the Company or any of its Subsidiaries that have effect for any period after the Effective Time.
          (d) The Company has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Code Section 355. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.
          (e) For the purposes of this Agreement, “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, imposts or other governmental assessments, of any kind whatsoever, including all net income, gross income, sales, use, franchise, profits, service, gross receipts, capital, ad valorem, value added, transfer, inventory, capital stock, license, social security, unemployment, severance, stamp, recording, occupation, withholding, payroll, employment, excise, or property taxes and estimated taxes, custom duties, fees, assessments, or escheat obligations, whether such Taxes are disputed or not, together with interest and any penalties with respect thereto.
          (f) For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, estimate, schedule, information return or other document (including any related or supporting information) with respect to Taxes, including any amendments thereto.
     Section 3.11 ERISA.
          (a) The Disclosure Schedule contains a true and complete list of all material Employee Benefit Plans, programs and policies maintained, sponsored or participated in by the Company and its Subsidiaries in which any current or former employees or directors (or their dependents) of the Company or its Subsidiaries participate (collectively, the “Plans” or the “Company Plans”). The Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). Neither the Company nor any of the Subsidiaries has or may have any Liability with respect to any Employee Benefit Plan other than with respect to the Company Plans.
          (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, with respect to each Qualified Plan, either (i) the Internal Revenue Service has issued a favorable determination letter or, in the case of a prototype plan, a current opinion letter with respect to such Qualified Plan and the related trust within the preceding three years that has not been revoked or (ii) such Qualified Plan has applied to the Internal Revenue Service for a favorable determination letter, which application remains pending on the date hereof and the Company knows of no facts or existing circumstances that would reasonably be expected to result in denial of such application. There are no existing facts or existing circumstances that could materially adversely affect the qualified status of any Qualified Plan or the related trust that could not be remedied without material liability.
          (c) Company Sponsored Plans and Multiemployer Plans.
                    (i) Company Sponsored Plans. (A) All Company Sponsored Plans (as herein defined) are in material compliance with and have been administered in material compliance with all applicable requirements of Law, including the Code and ERISA, and have been operated in accordance with their terms; (B) no “prohibited transaction” (as defined in Section 4975 of the Code) or breach of fiduciary duty has occurred with respect to any Company Sponsored Plan which would reasonably be expected to subject any Company Sponsored Plan (or its related trust), the Company or any of its Subsidiaries to a material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; and (C) no Company Sponsored Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, neither the Company nor any of its ERISA Affiliates have incurred or is expected to incur any material Liability under Title IV of ERISA, and no event has occurred and no condition exists that would reasonably be expected to result in the Company or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Company Sponsored Plan is under audit or investigation by the Internal Revenue Service, or the Department of Labor, and to the Knowledge of the Company, no such audit or investigation is pending or threatened. For purposes of this Section 3.11(c), the term “Company Sponsored Plan” means a Company Plan other than a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) or any other Plan which is sponsored or operated by a joint board of labor and management trustees in connection with the provision of benefits for collectively bargained Employees.
                    (ii) Multiemployer Plans. There are no facts and circumstances in existence that will create a liability for the Company or any of its Subsidiaries with respect to one or more “multiemployer plans” (as defined in Section 4001(a)(3) of ERISA) and, to the Company’s Knowledge, no liability currently exists with respect to any such plans, that would have, either individually, or in the aggregate, a Material Adverse Effect; provided, however, that the representation in this Section 3.11(c)(ii) does not extend to contingent liabilities that could arise as a result of actions of the Company following Closing.
                    (d) All employee benefit plans, agreements, or arrangements maintained outside the United States by the Company or any of its Subsidiaries (“Foreign Plans”) are maintained in accordance with applicable Law and their terms, and there are no material undisclosed liabilities with respect to such plans or arrangements. With respect to the Foreign Plans: (i) all required contributions have been made in accordance with applicable local statutory requirements or accrued to the extent required by applicable local statutory requirements; (ii) the fair market value of the assets of each funded Foreign Plan, the Liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the closing date (i.e. on an “accrued benefit obligation” basis as is defined in SFAS 87 or equivalent under local generally accepted accounting principles) with respect to all current and former participants under such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and none of the transactions contemplated by this Agreement shall cause such assets or insurance obligations or book reserves to be less than such benefit obligations; and (iii) there is no Liability with respect to any Foreign Plan which will result by reason of the transactions contemplated by this Agreement. Notwithstanding the foregoing, this Section 3.11(d) is subject to exception as set forth in Section 3.11(d) of the Disclosure Schedule.
                    (e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, no Company Plan provides medical or other welfare benefits (whether or not insured) with respect to current or former employees for periods extending beyond their retirement or other termination of employment, other than pursuant to Section 4980B of the Code or as mandated by applicable Law. The Company and its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. There is no material pending, or to the Knowledge of the Company, threatened, litigation relating to the Plans.
                    (f) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as specifically disclosed in Section 3.11(f) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will (alone or together with other events) neither result in or entitle any current or former employee or other service provider of the Company or any Subsidiary to severance benefits or any other payment under any Company Plan nor result in an excise tax imposed on any Person under Section 4999 of the Code or cause any amounts payable under any Company Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
                    (g) With respect to each of the Plans, all material contributions or premium payments due and payable on or before Closing have been timely made, and to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued and reflected in the Financial Statements in accordance with GAAP.
                    (h) With respect to each Plan, and to the extent applicable, each Foreign Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (i) a copy of the Plan or Foreign Plan (including all amendments thereto) and any insurance policies, trust agreements or other funding vehicles related to any Plan or Foreign Plan; (ii) a copy of the most recent annual report, if required to be filed with the Internal Revenue Service under ERISA or any Canadian supervisory authority under applicable Canadian Law (including schedules, attachments, financial statements, and accountants’ opinions); (iii) a copy of the most recent Summary Plan Description (as defined in ERISA), if applicable, or other summary provided to employees; and (iv) with respect to each Qualified Plan, the most recent determination letter received from the Internal Revenue Service.
     Section 3.12 Environmental Matters. Except as disclosed in Section 3.12 of the Disclosure Schedule or for matters that would not have a Material Adverse Effect, (i) the Company, each of its Subsidiaries and each Company Joint Venture have conducted their businesses and are currently in compliance with all applicable Environmental Laws and Environmental Permits; (ii) neither the Company, any of its Subsidiaries nor any Company Joint Venture is subject to any pending or, to the Knowledge of the Company, threatened action by or before any Governmental Authority under any Environmental Law; (iii) neither the Company, any of its Subsidiaries nor any Company Joint Venture has received any notices, demand letters or requests for information from any Governmental Authority indicating that the Company, any of its Subsidiaries or any Company Joint Venture may be in violation of, or liable under, any Environmental Law; (iv) no Hazardous Material has been disposed of, released or transported by the Company or its Subsidiaries at or from any properties presently or formerly owned, leased or operated by the Company, any of its Subsidiaries or any Company Joint Venture as a result of any activity of the Company, any of its Subsidiaries or any Company Joint Venture during the time such properties were owned, leased or operated by the Company, any of its Subsidiaries or any Company Joint Venture and there have been no other releases, except to the extent such release is not in violation of or does not give rise to any liability to the Company, any of its Subsidiaries or any Company Joint Venture under any applicable Environmental Laws or was a minor release from a motor vehicle and (v) neither the Company, its Subsidiaries, the Company Joint Ventures nor any of their respective properties are subject to any Liabilities relating to any Action, indemnity or agreement with any third party, or Governmental Order asserted, arising under or related to any Environmental Law. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Parent and in the Company’s possession, and in each case as amended and in effect.

     Section 3.13 Intellectual Property.
          (a) Section 3.13 of the Disclosure Schedule sets forth a complete and correct list of all registered (including pending applications and domain name registrations) Intellectual Property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries. Except as set forth in the Disclosure Schedule, or except for those the absence of which would not have a Material Adverse Effect, the Company and its Subsidiaries possess legally enforceable rights to use, free and clear of all Encumbrances, other than Permitted Encumbrances, all Intellectual Property necessary for the conduct of their respective businesses as such businesses are currently conducted and (i) no claims are pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries have not received any notice or notification alleging that the Company or any of its Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by, licensed to and/or used by the Company or its Subsidiaries and, to the Knowledge of the Company, there is no basis therefor; (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon or misappropriated, or is infringing upon or misappropriating, any U.S. or foreign patents or copyrights or any U.S., state or foreign trademarks, or other Intellectual Property rights of any Person; and (iii) to the Knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries (except, in the case of the foregoing clauses (ii) and (iii), such infringement or misappropriation as would not have a Material Adverse Effect on the Company).
          (b) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects as required by the Company and its Subsidiaries in connection with its business. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets that would be reasonably likely to have a Material Adverse Effect.
     Section 3.14 Brokers, Finders. Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any party acting on their behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the sale process undergone by the Company and its financial advisors leading to this transaction who or that might be entitled to a fee or commission in connection with such transactions.
     Section 3.15 Affiliate Transactions. Except as set forth in Section 3.15 of the Disclosure Schedule, and other than any employment or compensation agreement or arrangement with directors, officers and employees entered into in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries is a party to any Contract with any Affiliate, and since September 30, 2006, no material transactions have taken place between the Company or any of its Subsidiaries on the one hand, and any Affiliate, on the other hand, that will not have been discharged, terminated or otherwise consummated on or prior to the Closing Date with no further obligation on the part of the Company or any of its Subsidiaries.
     Section 3.16 Labor Matters.

          (a) Except as set forth in Section 3.16 of the Disclosure Schedule, there is no collective bargaining agreement, other labor agreement or employment or consulting contract to which the Company or any Subsidiary is a party or by which it is bound and, in the case of employment contracts, involving employees at the city manager level or higher.
          (b) Except as set forth in Section 3.16 of the Disclosure Schedule, (i) no labor union or organization has been certified or recognized as a representative of any employees of the Company or any Subsidiary; (ii) to the Knowledge of the Company, there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of the Company or any Subsidiary, and no labor strikes, material arbitrations or material labor grievances or difficulties and (iii) to the Knowledge of the Company, no such activities have occurred during the past 12 months.
     Section 3.17 Insurance. All insurance policies, including property, casualty, workers compensation, general liability, health and management liability insurance policies, maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide insurance in reasonable character and amount, except for any such failures to maintain insurance policies that would not have, and have not had, a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any material increase of premiums with respect to any Insurance Policy. There are no claims by the Company or any of its Subsidiaries, any client thereof or any other insured beneficiary of such policy under any of such policies relating to the business, activities, actual or alleged conduct, assets or properties of the Company or its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.
     Section 3.18 [Reserved].
     Section 3.19 [Reserved].
     Section 3.20 Real Estate.
          (a) Section 3.20 of the Disclosure Schedule lists each parcel of real estate owned by the Company or its Subsidiaries including owner of record and street address (“Owned Real Estate”). Except for Permitted Encumbrances or as set forth in Section 3.20 of the Disclosure Schedule, the Company or its applicable Subsidiary has good and marketable fee simple title to all Owned Real Estate, including the buildings, structures, fixtures and improvements situated thereon, in each case, as of Closing, free and clear of all Encumbrances. Except as disclosed in Section 3.20 of the Disclosure Schedule, neither the Company nor any of its Affiliates has received any written notice from any Governmental Authority of any material violation of any zoning, building, fire or health code in respect of the Owned Real Estate, other than any such violation that has been corrected, and to the Knowledge of the Company the Merger will not cause any violation of any certificates of occupancy, licenses, permits or Laws. Except for Permitted Encumbrances or as set forth in Section 3.20 of the Disclosure Schedule, none of the Company or its Subsidiaries has leased, licensed or otherwise granted to any Person the right to use, possess or occupy the Owned Real Estate or any portion thereof. Except for matters identified in clause (iv) of the definition of Permitted Encumbrances or as set forth in Section 3.20 of the Disclosure Schedule, there are no options, rights of first refusal or rights of first offer outstanding or which may become exercisable in the future, including pursuant to which the Company or any of its Subsidiaries is or may become bound to sell, lease or dispose of, or grant any Encumbrance on, any of the Owned Real Estate or any portion thereof. There is no condemnation, expiration or other proceeding in eminent domain pending, or, to the Knowledge of the Company, threatened, affecting any parcel of Owned Real Estate or any portion thereof or interest therein except for such condemnation, expiration or other proceedings as would not have a Material Adverse Effect.
          (b) Neither the Company nor any of its Subsidiaries has any Knowledge that (i) except as set forth in Section 3.20 of the Disclosure Schedule, it is in default under any agreement encumbering the Owned Real Estate, or (ii) except for Permitted Encumbrances, there are any material encroachments from or onto the Owned Real Estate that could adversely affect Merger Sub’s ability to own, use, operate or develop any of the Owned Real Estate.
          (c) Except for Permitted Encumbrances or as set forth on Section 3.20 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Knowledge of any agreements, consent orders, decrees, judgments, licenses, or permits issued by any Governmental Authority that would impose any material limitation or restriction on the use or operations of the Owned Real Estate.
          (d) To the Knowledge of the Company and other than the Permitted Encumbrances, each parcel of land that constitutes the Owned Real Estate is separate and distinct from any tax lot allocated to any contiguous air right, development right or parcel of land that is not Owned Real Estate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the disclosure schedule dated as of the date of this Agreement delivered by Parent and Merger Sub to the Company (“Parent Disclosure Schedule”), each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:
     Section 4.1 Incorporation; Authorization.
          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be duly organized, validly existing or in good standing, would not, individually or in the aggregate, be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement. The copies of the certificate of incorporation and bylaws, or other organizational documents (in each case, together with all amendments thereto) of Parent and Merger Sub that have been previously delivered or made available to the Company are true and correct.

          (b) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of each of Parent’s and Merger Sub’s obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings or actions on the part of Parent or Merger Sub or the shareholders thereof are necessary therefor. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.
          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws, or similar organizational documents of Parent or Merger Sub, (ii) violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation or conflict of, or result in the termination or acceleration of or entitle any party to terminate, accelerate, modify or cancel any obligation under, or constitute a default, or result in the imposition of any lien upon or the creation of a security interest in any of the Parent’s or Merger Sub’s assets or properties or require notice to any Person pursuant to, any mortgage, lien, lease, agreement, contract, license, instrument, order, arbitration award, judgment, decree or other arrangement to which Parent is a party or by which it or any of its assets are bound, or (iii) violate or conflict with any Law or Governmental Order to which Parent or Merger Sub is subject, except for those that, in the case of clauses (ii) and (iii) above, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement.
          (d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Parent or Merger Sub with, to or from any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) (ii) filings under the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL or the TBCA and other appropriate documents with the relevant Governmental Authorities of other states in which the Merger Sub is authorized to do business or (iv) those that the failure to make, file, give or obtain would not, individually or in the aggregate, be reasonably expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated hereby (clauses (i) through (iv) above, collectively, the “Parent Required Governmental Approvals”).
     Section 4.2 Litigation; Orders. There are no pending or, to the Knowledge of Parent, threatened Actions against the Parent or Merger Sub which would reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole, or prevent or impede or delay the consummation of the Merger or the other transactions contemplated hereby.
     Section 4.3 Financing.
          (a) Parent and Merger Sub have obtained, subject to the conditions set forth therein, commitments for debt financing (the “Financing”) from certain financing sources in the form of debt financing letters (collectively, the “Financing Letters”) which provide for debt financing necessary or appropriate (together with cash on hand, the cash committed pursuant to certain equity commitment letters issued by the Equity Sponsors, copies of which have been delivered to the Company, and the other sources contemplated by the Financing Letter) to consummate the Merger and transactions contemplated by this Agreement, including payment of the Common Stock Merger Consideration and to repay any indebtedness of the Company anticipated to be repaid at Closing, and, in each case, all associated costs and expenses, upon consummation of the Merger and other transactions contemplated by this Agreement. Parent and Merger Sub have provided to Company copies of the Financing Letter. The debt financing sources’ obligations to fund the commitments under the Financing Letter are not subject to any conditions other than as set forth in the Financing Letter.
          (b) Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on terms and conditions described in the Financing Letter, to the extent such actions or causes of actions are within the control of Parent or Merger Sub.
          (c) Notwithstanding anything in this Agreement to the contrary, the Financing Letter may be amended, modified, supplemented, replaced, restated or superseded at the option of Parent and Merger Sub after the date hereof but prior to the Effective Time (the “New Financing Commitments”); provided that the terms of any New Financing Commitment shall not add additional conditions precedent to the Financing committed pursuant to the Financing Letter as set forth in the existing Financing Letter in a manner that would reasonably be expected to have an adverse impact on the ability of Merger Sub to obtain the Financing to consummate the transactions contemplated hereby.
     Section 4.4 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantees of each of the Equity Sponsors in the form attached hereto as Exhibit B (the “Guarantees”). Each of the Guarantees is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Equity Sponsors under their respective Guarantees.
     Section 4.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

     Section 4.6 Solvency. As of the date hereof, to the Knowledge of Parent and Merger Sub, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated by this Agreement, the Company and its Subsidiaries, taken as a whole, will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.
     Section 4.7 Proxy Statement Information. The information supplied by Parent and Merger Sub specifically for inclusion in the Proxy Statement on the date such Proxy Statement (and the date of any amendment or supplement thereto) is first sent or provided to shareholders of the Company will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading with respect to the Parent or Merger Sub. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in the Proxy Statement or any amendment or supplement thereto.
     Section 4.8 Brokers, Finders. Neither Parent nor any party acting on its behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who or that might be entitled to a fee or commission from the Company in connection with such transactions.
     Section 4.9 No Other Representation. Except for the representations and warranties expressly contained in this Article IV, none of the Parent, the Merger Sub or any Affiliate of or other Person acting on behalf of the Parent or Merger Sub makes any representation or warranty to the Company or the shareholders of the Company, express or implied.
ARTICLE V
COVENANTS OF THE COMPANY AND PARENT
     Section 5.1 Investigation of Business; Access to Properties and Records.
          (a) After the date of this Agreement, to the extent reasonably requested, upon reasonable advance notice and subject to applicable Law, the Company shall afford to the officers, employees and authorized representatives of Parent (including its attorneys and accountants and any financial institution providing or proposing to provide or underwrite financing in connection with the transactions contemplated hereby) reasonable access during normal business hours to the properties, books, contracts, commitments, personnel, financial and operating data and records of the Company and its Subsidiaries, and shall furnish to Parent or its authorized representatives, such additional information concerning the Company, its Subsidiaries and their properties, assets, employees, businesses and operations as shall be reasonably requested. Parent and Merger Sub covenant that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company or its Subsidiaries.

          (b) Any information provided to Parent or Merger Sub or their respective representatives pursuant to this Agreement shall be held by Parent, Merger Sub and their representatives in accordance with, and shall be subject to the terms of, that certain Confidentiality Agreement, dated as of September 29, 2006 by and between the Company and Kohlberg Management V, LLC, that certain Confidentiality Agreement, dated as of September 27, 2006 by and between the Company and Lubert-Adler Partners, L.P. and that certain Confidentiality Agreement, dated as of October 10, 2006 by and between the Company and Chrysalis Capital Partners, Inc. (collectively, the “Confidentiality Agreements”), which are hereby incorporated in this Agreement by reference as though fully set forth in this Agreement and shall continue in force until the Effective Time, at which time such Confidentiality Agreements shall terminate; provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Governmental Approvals, the Company Required Governmental Approvals and the Company Shareholder Approval; provided further that if this Agreement is terminated in accordance with Article IX of this Agreement prior to the Effective Time, the Confidentiality Agreements shall remain in full force and effect, in accordance with their terms.
     Section 5.2 Agreement to Cooperate.
          (a) Prior to Closing, subject to the terms and conditions of this Agreement, each of the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, shall use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions (other than the actions contemplated by Section 5.2(b)) and to do, or cause to be done, all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective as promptly as practicable the Merger and other transactions contemplated by this Agreement; provided, however, (x) except as otherwise provided in the Disclosure Schedule, notwithstanding any other provision of this Agreement, nothing herein shall require the Company or any of its Subsidiaries to make any out-of-pocket expenses, accrue any liability for its account or make any accommodation or concession to Parent, Merger Sub or any third party in connection with the foregoing and (y) neither the Company nor any of its Subsidiaries shall incur any such expenses to be paid at Closing in excess of $24.2 million in the aggregate as estimated on Section 5.2 of the Disclosure Schedule without Parent’s prior written consent.
          (b) In addition to and without limitation of the foregoing, each of Parent, Merger Sub and the Company undertakes and agrees to (i) file (and Parent agrees to cause any Person that may be deemed to be the ultimate parent entity or otherwise to control Parent to file, if such filing is required by Law) as soon as practicable, and in any event prior to ten business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority, including, without limitation, any foreign antitrust authority, relating to antitrust, competition, trade or other regulatory matters), and (ii) take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable Law; provided, however, that no party shall be required to, and the Company may not (without the prior written consent of Parent) make any such filing or undertaking or take any such action which filing, undertaking or action would have a Material Adverse Effect. Each of Parent and the Company shall (i) request early termination in connection with the antitrust filings under the HSR Act or any foreign antitrust Law, to the extent applicable, (ii) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (iii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto. Parent and the Company shall take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Effective Time to occur as soon as reasonably possible and to avoid any Action or proceeding that would otherwise have the effect of preventing or delaying the Effective Time. Each party shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger (except that the Company shall be under no obligation of any kind to provide any other party documents, material or other information relating to the valuation of the Company or to alternatives to the proposed Merger and this Agreement).
     Section 5.3 Further Assurances. Subject to the terms and conditions of this Agreement and not in limitation of any such provisions, including Section 5.2, each party hereby agrees to use, other than with respect to the actions contemplated by Section 5.2(b), all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy all conditions to, and to consummate, the transactions contemplated by this Agreement and to carry out the purposes hereof, including to perform and cause to be performed any further acts and to execute and deliver and cause to be executed and delivered any documents that may be reasonably necessary to carry out the provisions of this Agreement; provided that, except as otherwise provided in this Agreement, notwithstanding anything to the contrary stated in this Agreement, the Company shall not be required to pay any consideration for any third-party consent or waiver.
     Section 5.4 Conduct of Business.
          (a) Except as otherwise permitted or required by the terms of this Agreement and the Disclosure Schedule, from the date of this Agreement until Closing (or earlier termination of this Agreement), the Company shall, and shall cause each of its Subsidiaries to, (i) operate and carry on its business only in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts consistent with good business practice to keep and maintain its respective assets and properties in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, and (iii) use commercially reasonable efforts to maintain the present business organization of the Company and its Subsidiaries intact and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having significant business relations with them in all material respects.
          (b) Except as contemplated by this Agreement, as set forth in Section 5.4 of the Disclosure Schedule or as otherwise required to maintain the business and assets of the Company and its Subsidiaries, consistent with past practice, the Company shall not, and shall not cause or allow any of its Subsidiaries to, without the prior consent in writing of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
     (i) amend its or any of its Subsidiaries’ certificate of incorporation or bylaws or equivalent organizational documents or amend the terms of its or any of its Subsidiaries’ outstanding equity securities;
     (ii) except for transactions between the Company and its Subsidiaries, or among the Company’s Subsidiaries, issue, sell, grant, transfer, dispose of, pledge or encumber or agree to issue, sell, transfer, dispose of, pledge or encumber any Equity Securities or Convertible Securities, provided, however, (A) the Company may issue or agree to issue shares of capital stock of the Company upon exercise of the Company Options outstanding on the date hereof pursuant to the terms of such securities on the date hereof, and (B) the Company may issue or agree to issue             shares of capital stock of the Company upon the conversion of the TIPS in accordance with the terms of such securities on the date hereof;
     (iii) adjust, split, combine, or reclassify any shares of Company Common Stock or other capital stock of the Company or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of Company Common Stock or other capital stock of the Company, except for (A) the payment of dividends in accordance with the terms of the TIPS, (B) the payment of quarterly dividends consistent with historical amounts, or (C) the payment of dividends or distributions by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary or by a non wholly-owned Subsidiary of the Company pro rata to the equity holders thereof;
     (iv) redeem, purchase or otherwise acquire for any consideration (other than pursuant to the conversion provision as required by the terms of the TIPS) (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such stock, (B) any other securities of the Company or any of its Subsidiaries, or (C) any interest in any of the foregoing;
     (v) (A) incur or assume the terms of any Debt or other Liability other than under the Credit Facilities or pursuant to lease financing arrangements for equipment not in excess of $1,000,000 in the aggregate, (B) amend, supplement or otherwise modify in any material way any of the terms of the Credit Agreements or any other Debt or Liability except in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, or (C)

assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;
     (vi) make any acquisition or lease, assignment, transfer or disposition (or series of related acquisitions or leases, assignments, transfers or dispositions) of (a) Leased Real Property that is set forth in Section 5.4(b)(vi) of the Disclosure Schedule or any Owned Real Property, or (b) stock or assets (including, without limitation, the Leases and the Management Agreements) of or to any third party in excess of $1,000,000 in the aggregate other than inventory, supplies or other assets in the ordinary course of business consistent with past practice of the Company and its Subsidiaries;
     (vii) merge or consolidate with any corporation or other entity, or adopt a plan of complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization, including transactions between or among the Company and/or among its wholly-owned Subsidiaries;
     (viii) enter into or amend (except as necessary to comply with Section 409A of the Code and the regulations promulgated thereunder ) any employment, retention, severance, consulting or similar contract with, or increase the compensation and/or benefits (A) of any employee whose base salary or independent contractor whose pay is in excess of $200,000 per year as of the date of this Agreement other than the agreement set forth in Section 5.4(b)(viii) of the Disclosure Schedule (a “Highly Compensated Employee”), (B) of any director or officer of the Company or any of its Subsidiaries, (C) of any shareholder beneficially owning in excess of ten percent (10%) of the Company or any Affiliate thereof or (D) of any employee (including Highly Compensated Employees) resulting in an increase in the payment obligations of the Company and its Subsidiaries with respect to compensation and/or benefits of employees in excess of $500,000 per year in the aggregate;
     (ix) except for increases in compensation and benefits that are required by applicable Law or a contract (a copy of which has been made available to Parent) in effect on the date of this Agreement or increases not exceeding 3% to employees (other than Highly Compensated Employees, officers or non-employee directors) made in the ordinary course of business consistent with past practice, increase the compensation and/or benefits of employees, officers or directors, as of the date hereof;
     (x) enter into, adopt or amend in any material respect, or increase the benefits payable under any employment agreement, Employee Benefit Plan, stock option or restricted stock plan, or severance plan, or terminate any employee in a manner that would result in any severance or other payment becoming due;
     (xi) (A) adopt, amend or terminate any Employee Benefit Plan, severance plan or collective bargaining agreement, except as required by Law or by the terms of any such plan or agreement or contract as in existence on the date of this Agreement and listed on Section 5.4(b)(xi)(A) of the Disclosure Schedule, or (B) grant or make any loan, bonus, fees, incentive compensation, service award or other like benefit, to or for the benefit of any officer or Highly Compensated Employee except as specifically described in Section 5.4(b)(xi)(B) of the Disclosure Schedule;
     (xii) mortgage, pledge, or otherwise voluntarily encumber any part of its assets, tangible or intangible, other than pledges or Encumbrances pursuant to the Credit Facilities;
     (xiii) except as required by changes in GAAP first effective after the date hereof, make any material change in its accounting principles, practices or the methods by which such principles are applied for financial reporting purposes;
     (xiv) pay, discharge, waive, release, assign, settle, compromise, satisfy, cancel or forgive any Action, except in the ordinary course of business consistent with past practice of the Company and its Subsidiaries;
     (xv) except as permitted under Section 5.4(b)(v), cancel or terminate, or amend, modify or waive in any material way the terms of (1) the Material Leases listed in Section 5.4(b)(xv) of the Disclosure Schedule or (2) any Contract to which it is a party or by which it or any of its assets are bound, which, in the case of any Contract described in clause (2), (A) provides for payment by or to the Company or its Subsidiaries in excess of $750,000 over the life of such Contract or (B) involves the performance of services or the delivery of goods by or to the Company or its Subsidiaries of an amount or value in excess of $750,000 over the life of such agreement, contract or commitment, in each case under the foregoing clause (A) or (B), other than in the ordinary course of business consistent with past practice;
     (xvi) make an investment in, make a loan or advance or agreement to loan or advance to, enter into any joint venture, partnership or other similar arrangement for the conduct of business with any Person that constitutes a division or operating unit of such third party, in each case, in excess of $1,000,000 individually and $5,000,000 in the aggregate (provided that such third party or Person is not an Affiliate); for purposes of this Section 5.4(b)(xvi) it is acknowledged and agreed that such transactions solely between the Company and any of its wholly-owned Subsidiaries shall not be prohibited;
     (xvii) (A) make, change or revoke any material Tax election, or elect or change any method of accounting for Tax purposes other than in the ordinary course of business consistent with past practice, or (B) settle any material action in respect of Taxes or enter into any material agreement or contract in respect of Taxes with any Taxing Authority;
     (xviii) engage in any transaction with, or enter into any Contract with, directly or indirectly, any current or former director, officer, holder of capital stock or other equity interest, partner, member or Affiliate of the Company or any of its Subsidiaries, or make any payment or distribution to any of the foregoing other than with respect to matters related to the Company’s employment of such person in the ordinary course of business consistent with past practice;
     (xix) cancel or materially alter or amend any insurance policy, enter into or amend any insurance broker or similar agreement or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Contract;
     (xx) lay off or otherwise terminate the employment of any employees within 91 days of the Closing Date for a reason that would constitute an “employment loss” under the Worker Adjustment and Retraining Notification Act, or any successor federal law or any applicable state plant closing, mass layoff or severance pay or notification law or like law (all of the foregoing, collectively, the “WARN Act”);
     (xxi) grant any license or sublicense or amend the terms of any material rights with respect to any Intellectual Property, other than in the ordinary course of business consistent with past practice; or
     (xxii) make or authorize any capital expenditure that individually or in the aggregate exceeds $1,000,000, except for capital expenditures made in the ordinary course of business and consistent with past practice (which such expenditures shall not exceed $5,000,000 in the aggregate); or
     (xxiii) agree, commit or resolve to do or authorize any of the foregoing.
     Section 5.5 Public Announcements. The parties have agreed to an initial press release that shall be released as soon as practicable after the date hereof, and the parties further agree that any future press release or public announcement concerning the transactions contemplated hereby shall not be issued by the Company, Parent or Merger Sub without the prior consent of Parent and the Company, except as such release or public announcement may be required by Law, in which case the party required to issue the release or announcement shall allow Parent and the Company, as applicable, reasonable time to comment on such release or announcement in advance of its issuance.
     Section 5.6 Indebtedness; TIPS.
          (a) On the Closing Date, simultaneously with Closing, Parent shall cause all outstanding Obligations (other than the Obligations arising under or with respect to the Sterling Overdraft Facility) to be paid in full, providing funds to the Company to do so if necessary, and immediately upon such payment and any other payments in connection thereto, cause the Credit Facilities (other than the Sterling Overdraft Facility) to be paid in full.
          (b) The Company shall deliver or cause to be timely delivered to the TIPS holders all notices required pursuant to the terms of the Indenture and Trust Agreement.

     Section 5.7 Directors’ and Officers’ Indemnification.
          (a) For a period of six years from the Effective Time, the provisions of the certificate of incorporation and bylaws, or similar organization documents, of the Surviving Corporation and of each of its Subsidiaries concerning elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date of this Agreement an officer or director of the Company or of any such Subsidiary except as may be required by applicable Law. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.7. In addition to the foregoing, from and after the Closing Date, to the extent permitted by applicable Law, Parent and the Surviving Corporation, jointly and severally, shall indemnify, hold harmless and defend each Person who is a current or former officer or director of the Company or any of its Subsidiaries against all losses and expenses (including all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including compensatory, punitive and consequential damages), demands, claims, actions, causes of action, assessments, deficiencies and other charges and attorneys’ fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to Closing. To the maximum extent permitted by applicable Law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and Parent and/or the Surviving Corporation shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable Law; provided that, to the extent required by Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and provided further that neither Parent nor the Company shall be liable for any losses or expenses arising out of (i) any Action initiated by the indemnified Person or (ii) any settlement effected without its prior written consent. At Closing, Parent shall assume and become liable for, jointly and severally with the Surviving Corporation and each such Subsidiary, any liability and all obligations of the Company and each such Subsidiary under such provisions.
          (b) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ fiduciary and liability insurance maintained by the Company by purchasing a policy providing “tail” coverage for a period of not less than six years from the Effective Time with a carrier (or carriers) and in a form reasonably agreed upon by Company. Parent shall make available to Company evidence of said coverage immediately prior to the Effective Time; provided, however that Parent, the Surviving Corporation and its Subsidiaries will not, in the aggregate, be required to pay a premium in excess of 250% of the last annual premium paid by the Company prior to the date of this Agreement (the “Cap”) in order to purchase such policy; and provided, further, that if tail coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall cause the Surviving Corporation and its Subsidiaries to purchase a policy or maintain policies that, in Parent’s good faith judgment, provides as much comparable insurance as is available at an aggregate premium equal to the Cap.

          (c) Following the Effective Time, the provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
          (d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any director or officer that is the prevailing party in any action or proceeding to enforce the indemnity and other obligations provided in this Section 5.7.
          (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets in one or more transactions, regardless of whether related or unrelated, to any Person or Persons, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.
     Section 5.8 Shareholder Approval. The Company shall, promptly after the date hereof, prepare and file with the SEC a proxy statement (the “Proxy Statement”) and thereafter use its reasonable best efforts to obtain from the shareholders of the Company their approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) at a meeting of the shareholders called for such purpose (the “Special Meeting”). If at any time prior to the receipt of the approval of the Company’s shareholders there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. Delivery of the Proxy Statement and any amendment or supplement thereto shall be subject to the prior review and reasonable approval of Parent and Merger Sub. Subject to Section 5.11, (i) the Proxy Statement will contain the recommendation of the Company’s Board of Directors that the Company’s shareholders vote to adopt and approve this Agreement and the Merger and (ii) the Company’s Board of Directors shall not rescind its authorization or approval of this Agreement and the Merger.
     Section 5.9 Restrictions on Parent and the Company. Parent and the Company agree that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other parties hereto or as may be expressly permitted pursuant to this Agreement, they shall not, and shall not permit any of their Subsidiaries to, agree, in writing or otherwise, to take any action that could reasonably be expected to delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger. Nothing contained in this Agreement shall require any party hereto to pay any consideration (except filing and application fees) to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.
     Section 5.10 Merger Sub. Parent will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger

Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.
     Section 5.11 Acquisition Proposals.
          (a) Without limiting any of its other obligations under this Agreement, the Company agrees that it and its Subsidiaries and the officers and directors of it and its Subsidiaries shall not, and that it shall direct and use its reasonable best efforts to cause the Company and the Company Subsidiaries’ Affiliates, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Company Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, entertain, encourage or facilitate (including by way of furnishing information) an Acquisition Proposal, (ii) enter into, consider, continue or otherwise participate in or pursue in any manner any discussions or negotiations regarding, or provide any confidential information or data to any person relating to, an Acquisition Proposal, knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or otherwise cooperate in any way with, any Acquisition Proposal (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. The Company will (x) immediately cease and cause to be terminated all activities, discussions or negotiations with any parties with respect to any Acquisition Proposal, other than the Merger and (y) notify the Parent immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).
          (b) Notwithstanding anything to the contrary contained in Section 5.11(a) or elsewhere in this Agreement, at any time prior to obtaining the Company Shareholder Approval, to the extent the Board of Directors of the Company in response to a bona fide written Acquisition Proposal, after consultation with independent legal counsel, determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of Section 5.11(a), that any action otherwise prohibited by Section 5.11(a) is necessary for the Company Board to comply with its fiduciary duties under applicable Law, the Company and its representatives may, subject to compliance with Section 5.11(d), (x) furnish non-public information to, and afford access to the properties, books, records, officers, employees and representatives of the Company to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such Person (and no less favorable to the Company) than the confidentiality provisions of the Confidentiality Agreements; and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal; provided that all such information has previously been provided to the Parent or Merger Sub or is provided to the Parent or Merger Sub prior to or substantially concurrent with the time it is provided to such Person, and prior to taking such action, the Company shall (to the extent practicable) provide notice to Parent to the effect that it is taking such action.

          (c) The Board of Directors of the Company shall not (and shall not permit any committee thereof to) (i) (A) withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, adoption or recommendation by such board of directors of this Agreement and the Merger or fail to recommend to the shareholders in the Proxy Statement that they approve the Merger and give the Company Shareholder Approval or (B) endorse, approve, adopt, submit to Company shareholders (including by seeking to obtain an action by written consent of some or all of the Company’s shareholders) or recommend, or propose publicly to endorse, approve, adopt, submit to shareholders of the Company or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) enter into, adopt or recommend, or publicly propose to enter into, adopt or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.11(b)) (any such document, an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to Section 5.11(d), the Board of Directors of the Company may in response to an Acquisition Proposal that the Board of Directors of the Company reasonably in its good faith judgment determines (after consultation with its outside counsel and its financial advisor) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 5.11, (1) make an Adverse Recommendation Change if such action is required for the Board of Directors of the Company to comply with their fiduciary duties under applicable Laws or (2) if such action is required for the Board of Directors of the Company to comply with their fiduciary duties under applicable Laws, cause the Company to terminate this Agreement pursuant to Section 9.1(e) and concurrently with such termination enter into an Acquisition Agreement; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(e) until after the fifth business day following receipt by Parent and Merger Sub of written notice (a “Notice of Superior Proposal”) from the Company advising Parent and Merger Sub that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (including a copy thereof with all accompanying documentation and the identity of Person making such Superior Proposal). During such five-business-day period, Parent and Merger Sub may offer the Company adjustments to the terms and conditions of this Agreement that will permit the Board of Directors of the Company to determine that, with such adjustments, the Merger is at least as favorable to the shareholders as such Superior Proposal. In determining whether to make an Adverse Recommendation Change or to cause the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial or other terms of this Agreement proposed by Parent and Merger Sub in response to a Notice of Superior Proposal or otherwise.
          (d) Notification. In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 5.11, the Company shall promptly (and in any event within 48 hours) advise Parent and Merger Sub in writing of any Acquisition Proposal, indication of interest or request for nonpublic information or any similar or related inquiry relating to the Company or any of its Subsidiaries or for access to properties, books or records of the Company or any of its Subsidiaries by any Person or group that informs the Board of Directors of the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal as well as the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group. The Company shall keep Parent and Merger Sub informed in all material respects of the status and details (including any material change to the terms thereof) of any Acquisition Proposal or other activity described above.
          (e) Certain Permitted Actions. Nothing contained in this Section 5.11 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, however, that in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by Section 5.11(c).
          (f) As used in this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable (or any long-term lease agreement having similar economic effect), (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of Equity Securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Merger.
          (g) As used in this Agreement, “Superior Proposal” shall mean an Acquisition Proposal (assuming for purposes of this definition that references to “20%” shall be deemed to be reference to 50%), which the Board of Directors of the Company reasonably determines in its good faith judgment (i) is reasonably likely to be consummated, taking into account all legal, tax and regulatory aspects of the proposal, (ii) has committed financing, to the extent required, on terms as likely to be satisfied as the terms of the Financing contemplated by this Agreement, and (iii) (after consultation with its financial advisor) to be more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to this Agreement proposed by Parent or Merger Sub pursuant to Section 5.11(c) hereof)).
          Section 5.12 Notice of Developments. Each party hereto shall give prompt written notice to the other party of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty made by such party in this Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, or the Guarantees to be materially untrue or inaccurate and (ii) any failure by such other party to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement.
     Section 5.13 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar Law is or may become applicable to the Merger, the Company, Merger Sub and Parent shall each take such commercially reasonable actions as are necessary so that the transactions contemplated in this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Law on the Merger.
     Section 5.14 Tax Sharing Agreements. All material Tax sharing agreements or similar agreements and, to the Knowledge of the Company, all other Tax sharing agreements or similar agreements and all known powers of attorney with respect to or involving the Company or any of its Subsidiaries will be terminated prior to the Closing and, after the Closing, the Company and each of its Subsidiaries will not be bound thereby or have any Liability thereunder.
     Section 5.15 Cooperation with Financing. The Company shall use its commercially reasonable efforts to provide and cause its Subsidiaries to provide, and shall cause its and their respective officers, directors, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives to provide, all necessary cooperation in connection with the Financing as may be reasonably requested by Parent, including (i) participation on a timely basis in meetings, drafting sessions, due diligence, road shows and other presentations, including presentations with rating agencies; (ii) furnishing Parent, Merger Sub and their financing sources as promptly as reasonably practicable with all financial statements, pro forma statements, business plans, budgets and other pertinent data and information as may be available and reasonably requested by Parent or Merger Sub, including of the type as are customary for the financings contemplated by the Financing Letter or necessary for the satisfaction of the conditions set forth in the Financing Letter; (iii) reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the financings contemplated by the Financing Letter and assisting Parent and its financing sources in the timely preparation of offering documents, private placement memoranda, prospectuses, bank information memoranda and similar documents and of materials for lender and rating agency presentations; (iv) using commercially reasonable efforts to satisfy the conditions precedent set forth in the Financing Letter (to the extent within the control of the Company or requiring action or cooperation by the Company) and taking all corporate and similar actions reasonably necessary to permit the consummation of the financings contemplated thereby and to permit the proceeds thereof to be made available to the Company; (v) using commercially reasonable efforts to assist Parent in obtaining, and to cooperate with Parent in its efforts to obtain accountants’ comfort letters, legal opinions, solvency opinions, appraisals, surveys, environmental assessments, and title insurance, ratings and other documentation and items relating to the Financing as reasonably requested by Parent and, if requested by Parent, to reasonably cooperate with and assist Parent, Merger Sub or its financing sources in obtaining the foregoing; (vi) executing and delivering any mortgages, pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of the

Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Encumbrances); (vii) allowing Parent and its and its lender’s representatives such access as may be reasonably necessary for their property level due diligence and for Parent, Merger Sub or its financing sources to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and using commercially reasonable best efforts to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the Financing; (viii) using commercially reasonable efforts to assist Parent in obtaining, and to cooperate with Parent in its efforts to obtain an estoppel (and any related consent or approval) from the other party to the Material Lease relating to the Leased Real Property listed in Section 5.15 of the Disclosure Schedule; (ix) using commercially reasonable efforts to prepare documents and instruments to remove exceptions on title policies (as reasonable and customary), preparing any conveyance instruments necessary to transfer prior to the Closing record ownership of the Owned Real Estate to the correct legal owner as of the date of this Agreement, and effecting such conveyances, assisting Parent with its preparation of any necessary transfer documentation with respect to the real properties to be subject to any real estate financings; (x) using reasonable best efforts to provide monthly financial statements within 25 days of the end of each month prior to the Closing Date; and (xi) taking such actions to form new subsidiaries (including bankruptcy-remote special purpose entities) to facilitate any real estate financings; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time and provided further that Parent shall be solely responsible for all out-of-pocket expenses of the Company incurred in connection with the foregoing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.
     Section 5.16 Stock Exchange De-listing. Prior to the Closing, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CLOSE
     The respective obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
     Section 6.1 Company Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite action of the shareholders of the Company and not revoked.

     Section 6.2 HSR. All filings and waiting periods applicable (including any extensions thereof) under the HSR Act shall have expired or been terminated.
     Section 6.3 Laws; Orders. At the Closing Date, there shall be no Law, Governmental Order, injunction, restraining order or decree of any kind that is in effect that restrains or prohibits the consummation of the Merger; provided that, with respect to any Governmental Order, the party against whom such Governmental Order is directed shall have used its commercially reasonable efforts to have such Governmental Order vacated or lifted.
ARTICLE VII
CONDITIONS OF PARENT’S OBLIGATION TO CLOSE
     Parent’s obligation to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
     Section 7.1 Covenants. The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to Closing.
     Section 7.2 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except where such failure to be true and correct has not had and would not have a Material Adverse Effect, provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 3.1, 3.2 and 3.14 shall be true and correct in all material respects or if qualified by materiality or Material Adverse Effect, shall be true and correct in all respects.
     Section 7.3 Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company indicating that the conditions provided in Sections 7.1 and 7.2 have been satisfied.
     Section 7.4 [Reserved].
     Section 7.5 Consents. The consents disclosed in Section 7.5 of the Disclosure Schedule will have been obtained (the “Required Consents”).
     Section 7.6 Payoff Letters. The payoff letters disclosed in Section 7.6 of the Disclosure Schedule will have been delivered.
     Section 7.7 Government Approvals. The Parent Required Governmental Approvals listed on Section 7.7 of the Parent Disclosure Schedule shall have been made, filed, given or obtained, as the case may be.

ARTICLE VIII
CONDITIONS TO THE COMPANY’S OBLIGATIONS TO CLOSE
     The Company’s obligations to consummate the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the following conditions:
     Section 8.1 Covenants. Each of Parent and Merger Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to Closing.
     Section 8.2 Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except where such failure to be true and correct has not and would not reasonably be expected to materially impair, delay or prevent consummation of the Merger, provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 4.1 and 4.8 shall be true and correct in all material respects or if qualified by materiality or material adverse effect, shall be true and correct in all respects.
     Section 8.3 Certificates. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent indicating that the conditions provided in Sections 8.1 and 8.2 have been satisfied.
     Section 8.4 Merger Consideration and Other Payments. The Paying Agent shall have received, concurrent with Closing, on behalf of the holders of outstanding shares of Company Common Stock, Company Options, and Deferred Units, the Common Stock Merger Consideration to be paid in accordance with Sections 2.7(a) and 2.8. The Company shall have received all funds necessary to pay the Obligations and any other indebtedness of the Company that will be repayable (including at the option of the relevant creditor).
ARTICLE IX
TERMINATION
     Section 9.1 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to Closing by:
          (a) the mutual written consent of the Company and Parent;
          (b) either Company or Parent, in the event that the Effective Time shall not have occurred on or before July 31, 2007 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date or failed to use its required efforts to consummate the transactions contemplated hereby;
          (c) either the Company or Parent, if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its reasonable best efforts to remove such injunction, order, decree or ruling as and to the extent required by this Agreement;
          (d) either the Company or Parent, if the Special Meeting (including any adjournments and postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement caused the failure to obtain the Company Shareholder Approval;
          (e) either Company or Parent, if before Closing the Company, the Board of Directors of the Company or any committee thereof shall have (i) executed an Acquisition Agreement in accordance with Section 5.11(c) or (ii) resolved to do the foregoing;
          (f) Parent, if before Closing the Board of Directors of the Company or any committee thereof shall have (i) made an Adverse Recommendation Change or (ii) resolved to do the foregoing; or
          (g) the Company, at any time after ninety (90) days from the date of this Agreement, if Parent shall not (i) have received the proceeds of the Financing sufficient to consummate the Merger and the transactions contemplated hereby within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections VI and VII are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing) which notice may be delivered at any time after eighty-five (85) days from the date of this Agreement and (ii) proceed immediately thereafter to give effect to a Closing.
     Section 9.2 Procedure and Effect of Termination.
          (a) In the event of termination of this Agreement by a party hereto entitled to terminate this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b), 9.2(b), and 10.1 through 10.14 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of any covenant or agreement of such party contained in this Agreement.
          (b) In the event that:
     (i) (A) Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(d), (B) at or prior to the Special Meeting, any Person (other than Parent, Merger Sub or their respective Affiliates) shall have made public an Acquisition Proposal and (C) within one (1) year of termination of this Agreement, the Company executes an Acquisition Agreement; or
     (ii) this Agreement is terminated pursuant to Section 9.1(e) or 9.1(f),

then the Company shall pay to the Persons listed in Section 9.2(b) of the Parent Disclosure Schedule an aggregate fee of $22.4 million (in the individual amounts set forth opposite each such Person’s name in such Section 9.2 of the Parent Disclosure Schedule) by wire transfer of immediately available funds no later than five business days after such termination (in the case of clause (ii) above) or on the date of entry into such Acquisition Agreement (in the case of clause (i) above). The Company acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement. The Company and Parent, on behalf of themselves and their Affiliates, agree that any payment required to be made pursuant to Section 9.2(b) shall be in full satisfaction of any expense reimbursement claims and shall represent liquidated damages and not a penalty and shall be the exclusive remedy of the Parent and its Affiliates for the Loss suffered as a result of the failure of the Merger to be consummated and upon payment in accordance herewith neither the Company nor its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein. For the purpose of this Section 9.2(b) references to “Acquisition Proposal” (including its use in determining whether there exists an Acquisition Agreement) shall have the meaning ascribed to such term, except that references to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%)”.
          (c) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g), then the Parent shall pay to Company a fee of $30.0 million by wire transfer of immediately available funds no later than five business days after such termination. The Parent acknowledges that the agreements contained in this Section 9.2(c) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement. The Company and Parent, on behalf of themselves and their Affiliates, agree that any payment required to be made pursuant to Section 9.2(c) shall be in full satisfaction of any expense reimbursement claims and shall represent liquidated damages and not a penalty and shall be the exclusive remedy of the Company and its Affiliates for the Loss suffered as a result of the failure of the Merger to be consummated and upon payment in accordance herewith neither the Parent nor its Affiliates (including without limitation the Equity Sponsors, affiliates and Merger Sub) shall have any further liability or obligation relating or arising out of this Agreement or the transactions contemplated herein.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Notices.
          (a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five business days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one business day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by telecopy, in each case, to the appropriate address or number as set forth below.
(b)	Notices to the Company shall be addressed to:
Central Parking Corporation 2401 21st Avenue South, Suite 200 Nashville, Tennessee 37212 Attn: Emmanuel Eads
with a copy to:
Harwell Howard Hyne Gabbert & Manner, P.C. 1800 AmSouth Center 315 Deaderick Street Nashville, Tennessee 37238 Attn: Mark Manner
or at such other address and to the attention of such other Person as the Company may designate by written notice to the other party hereto.
(c)	Notices to Parent or Merger Sub shall be addressed to:
Kohlberg & Company LLC 111 Radio Circle Mt. Kisco, NY 10549 Attn: Samuel P. Frieder

Lubert-Adler Partners, L.P. The Cira Center 2929 Arch Street Philadelphia, PA 19104 Attn: Dean Adler

Chrysalis Capital Partners, Inc. The Cira Center 2929 Arch Street Philadelphia, PA 19104 Attn: Greg Segall
with a copy to:
Ropes & Gray LLP One International Place Boston, MA 02110 Attn: Daniel S. Evans

Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067 Attn: Alison S. Ressler
or at such other address and to the attention of such other Person as Parent and Merger Sub may designate by written notice to the Company.
     Section 10.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
     Section 10.3 Entire Agreement. This Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreements contain the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.
     Section 10.4 Expenses. Except as otherwise set forth in this Agreement or the Disclosure Schedule, each party shall be responsible for and shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement, whether the Merger is or is not consummated; provided, however, that in the event that this Agreement is terminated for any reason whatsoever, Parent shall upon such termination reimburse 100% of the aggregate amount of all of the out-of-pocket fees and expenses incurred by or on behalf of, or paid or to be paid by, the Company or any of its Subsidiaries relating to any work undertaken to assist Parent with financing the Merger and the transactions contemplated hereby (including, in each case, fees and expenses of counsel, investment bankers, accountants, and appraisers). No later than five (5) business days prior to the Closing Date, the Company shall deliver to Parent pay-off letters or final invoices for the parties disclosed in Section 10.4 of the Disclosure Schedule. The pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement. All such amounts shall be paid by the Company at or prior to Closing.
     Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective against the parties that have executed and delivered the Agreement when one or more counterparts have been signed by Parent, Merger Sub and the Company and delivered to Parent, Merger Sub and the Company.
     Section 10.6 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing by any of the parties hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. At the election of Parent, any direct or indirect wholly-owned Subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, so long as such substitution would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Company Required Governmental Approval or Parent Required Governmental Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (iv) materially delay the consummation of the Merger or (v) otherwise negatively affect the Company or its shareholders. If the requirements of the previous sentence are met and Parent wishes to designate another wholly-owned direct or indirect Subsidiary to be a constituent corporation in lieu of Merger Sub, then all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.
     Section 10.7 Amendments and Waivers. This Agreement, and the terms and provisions of this Agreement, may be modified, waived or amended only by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision). The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any party thereafter to enforce each and every such provision. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
     Section 10.8 No Implied Representation; Non-Survival. Notwithstanding anything contained in Article III or IV or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the business of the Company and its Subsidiaries, and it is understood that Parent and Merger Sub take the business of the Company and its Subsidiaries as is and where is. It is understood that any estimates, projections or other predictions contained or referred to in the Disclosure Schedule or the Parent Disclosure Schedule or in the materials that have been provided to Parent are not and shall not be deemed to be representations or warranties of the Company. The representations, warranties, and covenants (other than those covenants which by their terms contemplate performance after the Effective Time) in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.
     Section 10.9 Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. Except as otherwise explicitly specified to the contrary, (a) the word “including” will be construed as “including without limitation,” and (b) words in the singular or plural form include the plural and singular form, respectively.
     Section 10.10 Headings. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained in this Agreement mean Sections or Articles of this Agreement, unless otherwise stated.
     Section 10.11 Knowledge. For the purposes of this Agreement references to the “Knowledge of the Company” in this Agreement, or words of similar import, shall mean the actual knowledge after due inquiry of the Company’s executive officers listed in Section 10.11 of the Disclosure Schedule, and references to the “Knowledge of Parent” in this Agreement, or words of similar import, shall mean the actual knowledge after due inquiry of Parent’s executive officers listed in Section 10.11 of the Parent Disclosure Schedule.
     Section 10.12 Third-Party Beneficiaries. Section 5.7, insofar as it relates to director and officer indemnification and insurance, shall inure for the benefit of, and shall be enforceable by, such directors and officers entitled to such indemnification. Except as otherwise provided by the terms hereof, this Agreement shall not confer upon any Person not a party hereto (or their successors and assigns permitted by Section 10.6) any rights or remedies hereunder.
     Section 10.13 Partial Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.
     Section 10.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.
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     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

PARENT:	KCPC Holdings, Inc.
	By:	/s/ Seth H. Hollander
Name:
Title:

MERGER SUB:	KCPC Acquisition, Inc.
	By:	/s/ Seth H. Hollander
Name:
Title:

COMPANY:	CENTRAL PARKING CORPORATION
	By:	/s/ Emanuel J. Eads
		Name:	Emanuel J. Eads
		Title:	President and Chief Executive Officer